Exhibit 99.1

Investor Contact:	Erica McLaughlin (617) 342-6090

CABOT CORPORATION ANNOUNCES SEGMENT MANAGEMENT CHANGES

BOSTON (November 18, 2014)— Cabot Corporation (NYSE: CBT) appoints Sean D. Keohane as executive vice president and president of the Reinforcement Materials segment. In this role, Keohane is responsible for the management of the Reinforcement Materials segment. He will succeed David A. Miller, who previously held that position, and has decided to leave Cabot to pursue other interests. At the same time, Nicholas S. Cross has been appointed executive vice president and president of the Performance Materials segment, succeeding Keohane who previously held that role. Both Keohane and Cross will report to Cabot President and Chief Executive Officer Patrick Prevost.

Mr. Keohane joined Cabot in 2002 in the carbon black business. Since joining the company, Keohane has held several key management positions within the company, most recently as senior vice president and president of the Performance Materials segment. He was also the general manager of the Performance Products business group and global marketing director for the carbon black business. Prior to joining Cabot, Keohane worked for Pratt & Whitney, a division of United Technologies in a variety of general management positions.

Mr. Cross joined Cabot in 2009 as the president of the Europe, Middle East, and Africa (EMEA) region and has been the president of the Advanced Technologies segment since 2011. In his new role, he will continue as president of the Advanced Technologies segment.  Prior to joining Cabot, Cross worked for BP plc for nearly 25 years where he held senior management roles in BP’s chemicals, oil and gas businesses.

“Sean’s leadership has been instrumental in growing our Performance Materials segment through strategic expansions and new product introductions, resulting in record earnings in fiscal 2014,” Prevost said. “Nick’s leadership of the EMEA region, during the transitions of our regional headquarters to Schaffhausen and our business service center to Riga has been essential in delivering key results for Cabot. Nick has also successfully led the Advanced Technologies segment, including the recent divestiture of the Security Materials business.”

In commenting on the management changes, Mr. Prevost added, “I want to express my sincere thanks to Dave Miller. Dave has made significant contributions to Cabot over the last five years and his leadership has strengthened the Reinforcement Materials segment and improved earnings over his tenure. I wish him well in his future endeavors.”

About Cabot Corporation
Cabot Corporation (NYSE: CBT) is a global specialty chemicals and performance materials company, headquartered in Boston, Massachusetts. The company is a leading provider of rubber and specialty carbons, activated carbon, inkjet colorants , cesium formate drilling fluids, fumed silica, and aerogel. For more information on Cabot, please visit the company’s website at: http://www.cabotcorp.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Statements in the press release regarding Cabot’s business that are not historical facts are forward looking statements that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward looking statements, see “Risk Factors” in the Company’s Annual Report on Form 10-K.

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